UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(1)
SEC FILE NUMBER 333-137978

PROSPECTUS	December 22, 2006

3,047,250 SHARES
COMMON STOCK

Before this offering there has been no public market for our common stock.

This Prospectus relates to the resale by selling shareholders of up to 3,047,250 shares of our common stock currently outstanding. This number includes 1,000,000 shares being offered for sale by our President. Approximately 45 of our shareholders are offering shares of our common stock to the public by means of this Prospectus.

The selling shareholders will sell at a price of $0.20 per share until our shares are quoted on the NASD’s Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchaser in this offering may be receiving an illiquid security.

An investment in our common stock involves risks. See "Risk Factors" starting at page 6 of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is December 22, 2006.

Prospectus Summary

Our Business

Buckingham Exploration Inc. is a start up mineral exploration company. We have had no revenues as of the end of our most recent fiscal year and we have only recently begun operations. When we refer to "Buckingham", "we", "our" or "us" in this Prospectus, we are referring to Buckingham Exploration Inc.

Our principal offices are located at1978 Vine Street, Suite 502, Vancouver, British Columbia, Canada, V6K 4S1. Our telephone number is (604) 737 0203. Our fiscal year end is May 31.

We are engaged in the acquisition and exploration of mineral properties in Canada. We have entered into an agreement to purchase 100% of the right, title and interest, subject to a 2% smelter return, to a mineral claim on a property we refer to as the Simpson Island Property, located in the Northwest Territories, Canada. Pursuant to the agreement, we agreed to issue 2,000,000 of our common shares and pay approximately $45,125 to the owners of the mineral claim. On August 8, 2006, we issued 2,000,000 common shares as payment, but we have not yet paid the $45,125 to complete the purchase of the mineral claim. Before we can obtain title to the mineral claim, we must first pay approximately $45,125 to the mineral claim holder on or before February 1, 2007 and we must spend approximately $100 to obtain an exploration license from the Northwest Territories.

Our plan of operations is to first complete the purchase of the mineral property and obtain the necessary license to obtain title, and then to carry out exploration of the mineral property. Our specific exploration plan for the mineral property, together with information regarding the location and accessibility, geology, age and structure of the mineral property, and general considerations related to uranium mineralization, is presented in this prospectus under the heading “Description of Property” at page 28 of this Prospectus. Our exploration program is preliminary in nature in that its completion will not result in a determination that the mineral property contains commercially exploitable quantities of mineralization. We require additional financing in order to pursue complete the purchase of the mineral rights and to complete full exploration of the mineral claim. We do not have sufficient financing to complete the purchase of the mineral rights or to explore the mineral claim at present and there is no assurance that we will be able to obtain the necessary financing.

There is no assurance that a commercially viable mineral deposit exists on the Simpson Island Property which we intend to acquire. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of the mineral property is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on the mineral property.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our mineral claims. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

The Offering

The 3,047,250 common shares we are registering represent approximately 12% of our issued and outstanding stock. Both before and after the offering, our officer and sole director will control Buckingham. Before the offering, Christopher Robin Relph, our President and director and officer, owns a total of 20,000,000 shares, which is 81.14% of our issued and outstanding stock. After the offering, if he sells all 1,000,000 shares he is registering in this Prospectus, Mr. Relph will have 19,000,000 shares, which will be approximately 77.09% of our issued and outstanding stock.

Securities Offered:	Up to 3,047,250 common shares offered by the selling shareholders.

Initial Offering Price:

The $0.20 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors, based on several factors including our capital structure and the background of our management. After the initial offering price, the offering price will be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares to be Sold in this Offering:	None

Securities Issued and to be Issued:

24,647,250 shares of common stock are issued and outstanding as of December 11, 2006. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to the NASD’s Over the Counter Bulletin Board for the trading of our common stock. This process usually takes at least three months and the application must be made on our behalf by a market maker. We have engaged Spartan Securities Group, Ltd. to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the NASD’s Over the Counter Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

The above information regarding common stock to be outstanding after the offering is based on 24,647,250 shares of common stock outstanding as of December 11, 2006.

Financial Condition

Since inception to August 31, 2006, we have reported $247,086 of net losses. We have incurred losses since inception resulting in a net accumulated deficit of $247,086 at August 31, 2006. Since inception to our fiscal year ended May 31, 2006, we have reported $6,416 of net losses. We have incurred a net accumulated deficit of $6,416 as at May 31, 2006. Our auditor stated that these factors raise substantial doubt about our ability to continue as a going concern.

We will need additional working capital to continue or to be successful in any future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objective. We plan to seek debt or equity financing, or a combination of both, to raise the necessary working capital. As of August 31, 2006, we had approximately $41,497 in our bank accounts. We expect to require approximately an additional $484,000 in financing to carry out our planned exploration stage 1 and 2 for the next twelve months (beginning April 2007) to cover the following expenses:

Description of Expense	Amount
Payment to acquire rights to Simpson Island Property	$ 45,125
Acquisition of Mining License	$ 100
Re-sampling & relocating in the first stage	$104,000
Undertaking a drill program in the second stage	$252,000
General and Administrative Expenses	$ 64,500
Professional Fees	$ 60,000
Total	$525,725

The above amounts include the amounts we need to spend to carry on our exploration plan in the Simpson Island Property. Our general and administrative expenses are anticipated to include management fees, telephone, office supplies, travel and miscellaneous expense.

Financial Summary Information

All of the references to currency in this filing are to US Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" at page 35 and our Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	From April 4, 2006 (Date	For the three months	From April 4, 2006
	of Inception) to August	ended August 31, 2006	(Date of Inception) to
	31, 2006 ($)	($)	May 31, 2006 ($)
	(unaudited)	(unaudited)	(audited)
Revenue	0	0	0
Expenses	247,399	240,983	6,416
Net Loss	247,086	240,670	6,416
Loss per Common Share	Nil	0.01	Nil

Balance Sheet Data

	August 31, 2006	May 31, 2006
	($)	($)
	(unaudited)	(audited)
Working Capital Surplus	7,839	6,134
Total Current Assets	46,497	13,837
Total Liabilities	38,658	7,703

Risk Factors

Any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Operating Results and Business

1.            The report of our independent accountants on our financial statements for the year ended May 31, 2006 includes a "going concern" qualification, meaning that there is substantial doubt about our ability to continue in operation. Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

The report cited the following factors in support of our accountant's conclusion: (i) the losses we incurred for the years ended May 31, 2006; (ii) our lack of operating revenue; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. From inception to May 31, 2006, we accumulated a loss of $6,416. From inception to August 31, 2006, we have accumulated a loss of $247,086. We have never earned revenues and we have never been profitable. Prior to completing exploration on our mineral properties, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to obtain additional financing from outside sources and eventually produce revenue, we may be forced to sell our assets, curtail or cease the exploration of our mineral claims. In any event, investors in our common stock could lose all or part of their investment.

2.            Because we have not yet commenced exploration of our Canadian mineral claims, we face a high risk of business failure and this could result in a total loss of your investment.

We have not yet begun the exploration of our mineral claim, and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities acquiring interests in a mineral claim, and preparing a plan of exploration. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

3.            If our costs of exploration are greater than anticipated, then we will not be able to complete our planned exploration programs for our mineral claim without additional financing, of which there is no assurance that we would be able to obtain. This could prevent us from achieving revenues.

We intend to proceed with the initial stages of exploration on the Simpson Island mineral claim once we have completed the purchase of the claim, which requires us to pay approximately $45,125. We have prepared a budget for our exploration program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event. This could prevent us from achieving revenues.

4.            Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business, which could cause us to liquidate our assets and go out of business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral claim, we may become subject to liability for such hazards, including pollution, cave-ins, lost circulations, stuck drill steel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. . There are also physical risks to the exploration personnel working in the Northwest Territories, Canada, often in poor climate conditions. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

5.            If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral claims, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible. If we don't raise enough money for production, we will have to delay production or go out of business. We may not be able to achieve any revenues, which will result in the loss of your investment.

6.            Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts, which could increase our operating expenses and prevent us from being profitable.

Access to our mineral claims may be restricted to the period between November and April of each year due to snow and storms in the area. Inclement weather may result in significant delays in exploration efforts and may increase the costs of exploration, with the result that we may not be able to complete our exploration programs within the anticipated time frames or within our anticipated budgets, which could increase our operating expenses and prevent us from being profitable.

7.            As we undertake exploration of our mineral claims, we will be subject to compliance with comprehensive government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations as contained in Canada as we carry out our exploration program. Exploration and exploitation activities are subject to all federal, provincial, and local laws, regulations and policies of Canada, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons.

While our planned exploration program budgets for regulatory compliance, there is a risk that our mineral exploration and mining activities in Canada may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

8.            As we face intense competition in the mineral exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial, technical employees and geologists. Our inability to retain qualified people could cause us to cease operations.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete. Our Simpson Island property is in the Northwest Territories of Canada, and our competition includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are an insignificant participant in the mining industry due to our limited financial and personnel resources. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may be unable to attract the necessary investment capital to fully explore and if warranted, develop our properties and unable to acquire other desirable properties.

We may also have to compete with the other mining companies in the recruitment and retention of qualified managerial, technical employees, geologists and other personnel. If we are unable to successfully compete for qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

9.            We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Since most of our expenses are paid in Canadian dollar and we intend to report our financial results in US dollars, we are subject to adverse changes in currency values that will be difficult to prevent. Our operations in the future could be affected by changes in the value of the Canadian dollar against the United States dollar. At the present time, since we have no production, we have no plans or policies to utilize forward sales contracts or currency options to minimize this exposure. If and when these measures are implemented, there is no assurance they will be cost effective or be able to fully offset the effect of any currency fluctuations.

In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollar. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar we use relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of some of our assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

10.            As our business assets and our director and officer are located in Canada, investors may be limited in their ability to enforce U.S. civil actions against our assets or our directors and officers. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our business assets are located in Canada and our director and officer is a resident of Canada. Consequently, it may be difficult for United States investors to affect service of process within the United States upon our assets or our director or officer, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our director and officer predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

11.            We indemnify our director against liability to Buckingham and our stockholders, and the costs of this indemnification could negatively affect our operating results.

Our Bylaws allow for the indemnification of officers and directors in regard to their carrying out the duties of their offices. The Bylaws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling Buckingham, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Since our director and officer is aware that he may be indemnified for carrying out the duties of their offices, he may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against us for indemnification, the costs could have a negative effect on our operating results.

Risks Associated with Our Securities

12.            Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

13.            Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

14.            Our stock price may be volatile and as a result you could lose all or part of your investment. The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock.

•   Changes in the worldwide price for minerals;
•   Disappointing results from our exploration efforts;
•   Failure to meet our revenue or profit goals or operating budget;
•   Decline in demand for our common stock;
•   Downward revisions in securities analysts' estimates or changes in general market conditions;
•   Technological innovations by competitors or in competing technologies;
•   Investor perception of our industry or our prospects; and
•   General economic trends

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

15.            Because our officer and director, who is also our promoter, will own more than 50% of the outstanding shares before and after this offering, he will retain control of us and be able to decide who will be directors and you may not be able to remove him as a directors which could prevent us from becoming profitable.

Before the offering, Christopher Robin Relph, our President, CEO and CFO, owns 20,000,000 shares, which is 81.14% of our issued and outstanding stock. After the offering, if he sells all 1,000,000 shares he is registering in this Prospectus, he will have 19,000,000 shares, which will be approximately 77.09% of our issued and outstanding stock.

Because Mr. Relph will continue to own more than 50% of our issued common stock, he will be able to elect all of our directors and control our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. He may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If the directors fail to act in our best interests or fail to perform adequately to manage us, you may have difficulty in removing him as a director, which could prevent us from becoming profitable.

16.            We do not intend to pay dividends on any investment in the shares of our stock.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and you may lose all of your investment in our stock.

17.            Our director, Christopher Robin Relph acquired his shares at a significantly lower share price than the share price of this offering.

If our director sells all of his shareholdings, he will no longer be exposed to the risk of a loss of investment as will the new shareholders whom acquired shares through this offering. If the business was to fail subsequent to the director having disposed of all of his shareholdings, then it would be the new shareholders that would suffer the financial losses. Mr. Relph acquired all of his shares at $0.0001/share.

18.            We are solely dependent upon the funds availably raised by our equity or debt financing to advance our business, which may be insufficient to cover our mineral property expense, implement our business plan or remain in business.

We have limited operations and solely are dependent on the funds raised through our equity or debt financing. On August 8, 2006, we entered into an agreement to purchase 100% of the right, title and interest to a mineral claim on the Simpson Island Property. Pursuant to the agreement, we issued 2,000,000 common shares as payment, but we have not yet paid the $45,125 in cash to complete the purchase of the mineral claim. If we do not have enough capital to pay $45,125 on or before February 1, 2007, the sellers will have an option to cancel the agreement. Upon the cancellation, our current business plan may fail. For the next twelve months (beginning April 2007), we need approximately $484,000 to complete our full business plan.

We plan to raise capital through our equity or debt financing. However, there is no assurance that any financing will be available or if available, on terms that will be acceptable to us. We also may need additional financing to carry out our business plan. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, investor sentiment, and as noted above, the potential approval of our senior equity securities. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business. We may need to obtain additional financing which may not be available, which could cause us to cease operations.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell at a price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.20 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  prices of shares we have issued in the past, including our most recent private placements at $0.20 per share;
  our capital structure; and
  the background of our management.

Therefore, the $0.20 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon this Prospectus becoming effective. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

The number of shares that may be actually sold by a selling shareholders will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.20 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

Plan of Distribution

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. In order for Buckingham to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process usually takes at least 30 days and can take longer than a year. We have engaged Spartan Securities Group, Ltd. to apply for quotation on the OTC Bulletin Board on our behalf. If our common stock becomes listed on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

Dilution

All 3,047,250 shares of the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

Sales by Selling Shareholders

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;

  in privately negotiated transactions;

  through the writing of options of the common stock;

  in short sales; or

  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act. We will bear all expenses of the offering of shares of our common stock by the selling shareholders other than payment that he may agree to make to underwriters.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter. They must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling shareholders will not engage in any electronic offer, sale or distribution of the shares. Further, neither Buckingham nor any of the selling shareholders has any arrangements with a third party to host or access our Prospectus on the Internet.

Selling Shareholders

The 45 selling shareholders are offering shares of common stock already issued. We have made the following shares issuances since our inception:

  On May 8, 2006, we issued 20,000,000 shares of common stock to our director, Christopher Robin Relph at $0.0001 per share.

  On May 20, 2006, we issued 1,000,000 shares of common stock to Shelley Miller in exchange for cash at $0.0001 per share.

  On May 26, 2006, we issued 1,000,000 shares of common stock to Aran Asset Management SA in exchange for cash at $0.0001 per share.

  On July 1, 2006, we issued an aggregate of 527,250 shares of common stock in exchange for cash at $0.10 per share to investors outside of the US.

  On August 8, 2006, we issued 2,000,000 common shares to Elite Vantage Development Ltd. and Henry Tam for acquisition of two mineral claims in Northwest Territories. Henry Tam is one of the selling shareholders under this Registration Statement.

  On September 28, 2006, we issued 120,000 shares of common stock as compensation for services of our transfer agent, Island Capital Management LLC dba Island Stock Transfer.

The shares issued to our only US shareholder, our transfer agent, were exempt from registration pursuant to Section 4(2) of the Securities Act. All of the other issuances described above were exempt from registration under Regulation S of the Securities Act. The transfer agent is our only US resident shareholder.

Of the above described issuances totaling 24,647,250 shares, 3,047,250 shares are being registered by the selling shareholders.

The following table provides as of December 11, 2006 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.
Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Arbutus Enterprises Ltd. (3)	10,000	(2)	10,000	0	0
Aran Asset Management SA (4)	1,000,000	4.1%	700,000	300,000	1.2%
Cassandra Anderton	10,000	(2)	10,000	0	0
Mark Bailey	10,000	(2)	10,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Peter Boycott	10,000	(2)	10,000	0	0
Chocolate Anchovy PTY Ltd. (5)	10,000	(2)	10,000	0	0
Lai Ching Chun	10,000	(2)	10,000	0	0
Dauntless Developments Ltd. (6)	10,000	(2)	10,000	0	0
Ex Tax Auditor Co. Ltd (7)	10,000	(2)	10,000	0	0
Fadelle Ventures Ltd. (8)	20,000	(2)	20,000	0	0
Christian Foss	10,000	(2)	10,000	0	0
Roxanne Leoni Gilmour	10,750	(2)	10,750	0	0
Island Capital Management LLC dba Island Stock Transfer	120,000	(2)	120,000	0	0
Kalico Developments Ltd. (9)	12,750	(2)	12,750	0	0
Barbara A. Lang (10)	10,000	(2)	10,000	0	0
Lang Mining Corporation (11)	50,000	(2)	50,000	0	0
Frank A. Lang (12)	100,000	(2)	100,000	0	0
Kenneth Lee	10,000	(2)	10,000	0	0
Fiona Lo	10,000	(2)	10,000	0	0
Shelley Miller (13)	1,000,000	4.1%	700,000	300,000	1.2%
Rosemary Anne Niemack	10,000	(2)	10,000	0	0
Georgia Nicols	10,000	(2)	10,000	0	0
Richard Paul Pappas	10,750	(2)	10,750	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Carla Pisani	10,000	(2)	10,000	0	0
Betty Pok	5,000	(2)	5,000	0	0
Malcolm Powell (14)	10,000	(2)	10,000	0	0
Christopher Robin Relph (15)	20,000,000	81.14%	1,000,000	19,000,000	77.09%
Carol Anne Robertson (16)	5,000	(2)	5,000	0	0
Laura Jane Robertson (16)	5,000	(2)	5,000	0	0
Aly Shariff	10,000	(2)	10,000	0	0
Alnoor Sunderji (17)	10,000	(2)	10,000	0	0
Farris Sunderji (18)	10,000	(2)	10,000	0	0
Jamil Sunderji (18)	10,000	(2)	10,000	0	0
Henry Tam (19)	1,005,000	4.08%	5,000	1,000,000	4.06%
Simon Tam (19)	8,000	(2)	8,000	0	0
Swanro Trust	10,000	(2)	10,000	0	0
Arthur G. Troup	10,000	(2)	10,000	0	0
Tizoku Securities Pry Ltd. (20)	10,000	(2)	10,000	0	0
Ling Suk Wah	10,000	(2)	10,000	0	0
BM Wides	10,000	(2)	10,000	0	0
Jurgen Wolf (21)	10,000	(2)	10,000	0	0
Thomas A. Wolf (21)	10,000	(2)	10,000	0	0
Yvonne Yeung	5,000	(2)	5,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Mei Xiao Zhang (22)	10,000	(2)	10,000	0	0
Qin Xiao Zhang (22)	10,000	(2)	10,000	0	0

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus.

(2)	Less than 1%.
(3)	Malcolm Powell has investment and voting control over shares held by Arbutus Enterprises Ltd.
(4)	Michael Thalmann has investment and voting control over shares held by Aran Asset Management SA.
(5)	Barry Pragt has investment and voting control over shares held by Chocolate Anchovy PTY Ltd.
(6)	Frank A. Lang has investment and voting control over shares held by Dauntless Development Ltd.
(7)	Alnoor Sunderji has investment and voting control over shares held by Ex Tax Auditor Co. Ltd.
(8)	Shelley Miller has investment and voting control over shares held by Fadelle Ventures Ltd.
(9)	Harold Kalkie has investment and voting control over shares held by Kalico Development Ltd.
(10)	Barbara A. Lang is the wife of Frank A. Lang.
(11)	Frank A. Lang has investment and voting control over shares held by Lang Mining Corporation.
(12)	Includes 10,000 shares owned by Dauntless Development Ltd., 50,000 shares owned by Lang Mining Corporation, and 100,000 shares held in his own name.
(13)	Includes 20,000 shares owned by Fadelle Ventures Ltd., and 1,000,000 held in her own name.
(14)	Includes 10,000 shares owned by Arbutus Enterprises Ltd., and 10,000 shares held in his own name.
(15)	Mr. Relph is our President and Director.
(16)	Carol Anne and Laura Jane Robertson are sisters.
(17)	Includes 10,000 shares owned by Ex Tax Auditor Co. Ltd., and 10,000 shares held in his own name.
(18)	Farris and Jamil Sunderji are in one family with Alnoor Sunderji.
(19)	Simon and Henry Tam are brothers.

(20)	Henry Michaelis has investment and voting control over shares held by Tizoku Securities Pry Ltd.
(21)	Thomas A. Wolf is a son of Jurgen Wolf.
(22)	Mei Xiao Zhang and Qin Xiao Zhang are sisters.

The percentages are based on the 24,647,250 shares of common stock outstanding on December 11, 2006 and assumes all shares are sold by the selling shareholders.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve Buckingham or any of our properties or subsidiaries.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

According to our bylaws, the authorized number of directors of the corporation shall be not less than one and no more than fifteen and shall be set by resolution of the Board of Directors.

Our current director and officer is:

Name	Age	Position

Robin Relph	57	Director, President, Chief Executive Officer, Chief Financial Officer Treasurer, Principal Accounting Officer

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Christopher Robin Relph, Director, President, CEO and CFO

Mr. Relph was our founder and has been our President and sole director since April 4, 2006. From May 2002 to the present, Mr. Relph's principal occupation has been acting as the President of Garuda Capital Corp., a company in the business of mining and chocolate manufacturing, quoted under the symbol GRUA.OB. Also for the past five years, Mr. Relph has been the managing director of Buckingham Securities Ltd., an investment company in London, UK. As a former member of various international stock exchanges and the London Life Market, Mr. Relph has considerable experience in public companies affairs, fund raising and deal structuring. Mr. Relph is a Director of Garuda Capital Corp., a public company. Mr. Relph is also Chairman of the Rigpa Foundation, a charitable trust.

No Legal Proceedings

No officer, director, or person nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

We are not aware of any pending or threatened legal proceedings which involve Buckingham or any of our properties.

No director, executive officer, promoter or control person has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Buckingham and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of December 11, 2006, of our common stock by our director, and by our executive officer and director as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of December 11, 2006, there were 24,647,250 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Robin Relph (1)	20,000,000	81.14%
	15 Nebuck House	(2)	(3)
	Olde Towne at Sandyport
	West Bay Street
	Nassau, Bahamas

	All Officers and Directors as	20,000,000	81.14%
	a Group

1      Robin Relph is a director, President, treasury, secretary, CEO and CFO of Buckingham.

2      Total 20,000,000 shares were common stock issued to Robin Relph at $0.0001 per share.

3      Based on 24,647,250 issued and outstanding shares of common stock as of December 11, 2006.

Changes In Control

There are currently no arrangements which would result in a change in control of Buckingham.

Description of Securities

Common Stock

Our authorized capital stock consists of 80,000,000 common shares, $0.0001 par value. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series.

Stock Transfer Agent

Island Stock Transfer Company has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 3,047,250 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 1,000,000 common shares are being registered by our "affiliates" (officers, directors or 10% shareholders currently or during the past 90 days). 1,000,000 shares owned by Robin Relph, our Director, President, CEO and CFO are being registered hereunder.

Of the 21,600,000 shares of our issued common stock that are not being registered in this Prospectus:

  19,000,000 shares have been held by Robin Relph, our President and Chief Executive Officer, for less than a year;

  300,000 shares have been held by Aran Asset Management SA, for less than a year; and

  300,000 shares have been held by Shelley Miller for less than a year

  1,000,000 shares have been held by Elite Vantage Development Ltd. for less than a year

  1,000,000 shares have been held by Henry Tam for less than a year

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 21,600,000 outstanding restricted securities held by our director and shareholders that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Buckingham or any of our subsidiaries. Nor was any such person connected with Buckingham or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements as of May 31, 2006 are included in this Prospectus in reliance upon Manning Elliott LLP, Chartered Accountants, as experts in auditing and accounting.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

Incorporation

We were incorporated as a Nevada company on April 4, 2006. We have been engaged in the acquisition, exploration and development of mineral properties since our inception.

Overview

We are engaged in the acquisition and exploration of a mineral property in Canada. Our plan of operations for the next twelve months is to conduct exploration of the mineral property in Canada.

We have only recently begun our current operations and we have not yet earned any revenues and have had operational losses to date, as well as an accumulated shareholder deficit. For the three months ended August 31, 2006, we had net losses in the amount of $240,670. Since our inception to August 31, 2006, we had net losses in the amount of $247,086 and an accumulated shareholder deficit of $247,086.

We are an exploration stage company. We plan to undertake exploration of the Simpson Island property once we have completed its acquisition We anticipate that we will require additional financing in order to pursue full exploration of this claims We do not have sufficient financing to undertake full exploration of our mineral claim at present and there is no assurance that we will be able to obtain the necessary financing.

Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of the Simpson Island property is determined.

Competition

We are a new and unestablished mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other mineral exploration companies for financing from a limited number of investors that are prepared to make investments in mineral exploration companies. The presence of competing mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Government Regulations

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the province of Northwest Territories, specifically. Under these laws, prior to production, we have the right to explore the property, subject only to a notice of work which may entail posting a bond if we significantly disturb the property surface. This would first occur during the drilling phase of exploration.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. Our first two phases of exploration, which will consist of mapping, re-sampling, relocation, geological, geochemical and geophysical surveys, and trenching, will not require any reclamation and environmental mediation work because there will not be significant physical disturbance to the land. Subsequent drilling will require some remediation work. We will need to raise additional funds to finance any drilling program, including remediation costs.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

•	Water discharge will have to meet water standards;
•	Dust generation will have to be minimal or otherwise re-mediated;
•	Dumping of material on the surface will have to be re-contoured and re-vegetated;
•	An assessment of all material to be left on the surface will need to be environmentally benign;
•	Ground water will have to be monitored for any potential contaminants;
•	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
•	There will have to be an impact report of the work on the local fauna and flora.

The Canadian Environmental Assessment Act (CEAA), which came into force in January 1995, governs environmental assessment at the federal level. The Canadian Environmental Assessment Agency is in charge of administering the environmental assessment process.

The CEAA requires an environmental assessment where a federal authority supports a private or public sector project in one or more of four ways:

  by being the proponent of the project,
  by providing money for the project,
  by providing land for the project, or
  by issuing some form of regulatory approval for the project.

In Canada, mineral title belongs to the provincial Crown. Mining is generally regulated by the provinces. Provincial mining legislation, policies, and codes of practice, usually have specific requirements for the control of mining wastes.

In Northwest Territories the NWT Environmental Protection Act prohibits the release of contaminants into the environment. The NWT Environmental Rights Act states that "people of the Northwest Territories have the right to a healthy environment and a right to protect the integrity, biological diversity and productivity of the ecosystems."

We are also subject to safety policies of the Canadian Workers Compensation Board that regulates the protection of the health and safety of workers.

In addition to the foregoing, in the future, our Canadian operations may be affected from time to time by political developments in Canada and by Canadian Federal, provincial and local laws and regulations, such as restrictions on mining production and exploration, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls.

During the initial phases of exploration, there will be no significant costs of compliance with government regulations. However, while it is difficult to know exactly how much these costs will be until we have a better indication of the size and tenor of any production operation, we would expect that they could be high in the production operation.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the initial phase of exploration.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration programs are summarized above under the section of this Prospectus entitled “Mineral Property And Plan Of Operations.”

Employees

As of December 11, 2006, we have no part time or full time employees. Our director and President works part time as independent contractor and works in the areas of business development and management. He currently contributes approximately 10 hours a week to Buckingham. We currently engage independent contractors in the areas of accounting, geologist services and legal services. We plan to engage independent contractors in the areas of consulting, marketing, accounting, bookkeeping and other services.

Subsidiaries

As of December 11, 2006, we do not have any subsidiaries.

Intellectual Property

We have not filed for any protection of our trademark for Buckingham Exploration. We own the copyright of all of the contents of our website, www.buckinghamexploration.com, which we are currently developing.

Description of Property

Our principal executive offices are located at 1978 Vine Street, Suite 502, Vancouver, BC., V6K 4S1. Our telephone number is (604) 737 0203. We pay $250 monthly to Hagensborg Foods Ltd., a company controlled by our President, for use of the premises.

Simpson Island Property

1.           Location

The Simpson Island Property consists of two mineral claims covering 3,165 acres (Table 1) located 68 miles southeast of Yellowknife, a major transportation center. The area can be accessed by boat or float plane during the summer, and ski-doo or ski equipped aircraft during the winter.

Claim #	Name	NTS	Recorded	Anniversary	Acres
F91918	U308 1	85H15	24-June-05	24-June-07	2,582.5
F91917	U308 2	85H15/85H10	24-June-05	24-June-07	2,582.5

The Simpson Island property is a single contiguous block of 3,165 acres located on Simpson Island in the East Arm of Great Slave Lake, in the Northwest Territories (the "Property") The center of the claims lies approximately 68 miles southeast of Yellowknife. The property is accessible via rotary or fixed wing aircraft from Yellowknife.

The Property is l characterized by a cold, dry Arctic climate. Mean January and July temperatures range from below -22oF to 50o – 60oF respectively, and the mean annual precipitation is 7.5 inches or less. Ice break-up generally occurs in mid to late May and freeze-up around mid-October. Topography in the area is gently rolling to rugged on a small scale, with local relief rarely exceeding 95 feet.

2.           Ownership Interest

On August 8, 2006, we entered into an agreement with Elite Vantage Development Limited, in Hong Kong, and Henry Tam (the "Vendors") to purchase 100% of the right, title and interest, subject to a 2% smelter return, to a mineral claim on the Simpson Island Property. Pursuant to the agreement, we agreed to issue 2,000,000 of our common shares and pay approximately $45,125 to the owners of the mineral claim. On August 8, 2006, we issued 2,000,000 common shares as payment, 1,000,000 each to Elite Vantage and Henry Tam, but we have not yet paid the $45,125 to complete the purchase of the mineral claim. Before we can obtain title to the mineral claim, we must first pay approximately $45,125 to the mineral claim holder and we must spend approximately $100 to obtain an exploration license from the Northwest Territories. If we do not pay $45,125 on or before February 1, 2007, the Vendors will have an option to cancel the entire agreement by a written notice, in which case the 2,000,000 shares previously issued to the Vendors will be cancelled.

Pursuant to the agreement, once we have paid $45,125 and delivered the 2,000,000 shares, we will become the owner of 100% of the mineral claims, subject to a 2% net smelter royalty in favor of the Vendors. The net smelter royalty is 2% of the net smelter return which is defined as the amount of money actually received from the sale of the ores mined from the Property or from the sale of the concentrates or other products derived therefrom. We have an option to purchase up to a maximum of 1% of the net smelter royalty for the price of approximately $902,500. This right may be exercised in whole or in part and has no expiry date.

3.           History of Operations

The Property hosts five identified zones of uranium mineralization with the largest being 6000 feet by 400 feet’. During the early 1970’s, the area underwent intensive exploration by Vestor Exploration Ltd. Vestor recovered a grab sample with 4.7% U3O8 from Zone 5 and took a 550 pound bulk sample, in Zone 1, returning an average grade of 0.15 % U3O8. Several holes were drilled on the Property revealing that mineralization is associated with zones of strong fracturing. Hematization and black pyrite mineralization are associated with radioactive zones. Based on the number of zones exposed at surface, the property has potential for many more bodies of mineralization at depth.

Figure 1: Location of the Simpson Island Property

North Pole ☆ Pôle nord
CANADA
ARCTIC OCEAN
OCEAN ARCTIQUE
NORTHWEST TERRITORIES
TERRITOIRES DU NORD-OUEST
C Malloch
Ballantyne Str
Prince Patrick I
C Manning
776
Melville I
M'Clure Str
C Prince Alfred
Beaufort Sea
Mer de Beaufort
Banks I
NUNAVUT
N
USA
É-U d'A
ALASKA
Mackenzie Bay
Richards I
732
Victoria I
655
Amundsen Gulf
Inuvik
876
RELIEF in metres / en mètres
3 000
2 000
1 500
1 000
700
500
300
200
100
0 Sea level / Niveau de la mer
YUKON TERRITORY
TERRITOIRE DU YUKON
Great Bear Lake
Arctic Circle
Cercle arctique
Grand lac de l'Ours
NUNAVUT
Spot elevation / Point coté
1 577
International boundary / Frontière internationale
Mackenzie R
Thelon R
Yellowknife
Provincial, territorial boundary / Limite provinciale et territoriale
2 773
Great Slave Lake
Grand lac des Esclaves
Scale / Echelle
0
100
200
miles
BC / C-B
ALBERTA
SASKATCHEWAN

© 2002. Her Majesty the Queen in Right of Canada, Natural Resources Canada.
Sa Majesté la Reine du chef du Canada, Ressources naturelles Canada.

4.           Present Condition of the Property and Current State of Exploration

The Simpson Island Property is in the early stage of exploration and presently contains no proven resources.

The initial sampling program in done in 1969 by Doctor Roger Morton of the University of Alberta recovered a 4.7% U3O8 grab samples within one area, referred to as Zone 5 of the Property.

Sixteen holes were drilled within a 1,000 feet length of Zone 5 in the winter of 1971. The strata dip steeply 70º - 80º NW and most of the drilling was directed at a steep angle to the SE to intersect expected conformable mineralization. A number of lower grade hematite stained sections were encountered in these holes. Later holes collared close to the surface mineralization or directed to the NW encountered high grade reduced mineralization (uraninite-pyrite). Drilling showed that the high grade mineralization exists as discreet pods in association with discontinuous squeezed shale lenses. The shale lenses, together with the mineralized pods, dip disconformably to the SE from 40º to 70º. The deepest intersection of reduced mineralization was 60' below surface and the maximum depth extension is not known. There is no apparent secondary structural control to the uranium (faults or fractures).

In August 2006, we hired a geologist, Derrick Strickland, to prepare a report evaluating the Simpson Island Property. Based on historical work by Vestor Exploration Ltd, our geologist recommended a two stage exploration program, which we intend to carry out.

Our plan of exploration for the Simpson Island Property is as follows:

Description of Phase of Exploration	Description of Exploration Work Required
First Phase of Drilling	Relocation and re-sampling of old workings associated with a detailed radiometric survey over known showings.
Second Phase of Drilling

If results from the first phase of drilling are good, we will continue with a second and more intensive drilling phase, which will include 3,500 feet of diamond drilling to test for mineralization at depth.

The anticipated timetable and estimated budget for completion for each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
First Phase of Drilling	Spring or Summer 2007	$104,000
Second Phase of Drilling	Fall 2007 or Spring 2008	$252,000

5.           Geology

The Property covers several areas, including the East Arm, the Wilson Island Group, the Union Island, Churchill Province, Slave Province and South Simpson Island. The dominant rocks of the East Arm are continental of the East Arm are continental, carbonate sediments of Aphebian and Helikian age which form a sequence several thousand feet thick. Intercalated with the sediments are minor volcanic flows, pyroclastic sequences, some intrusive sills, and laccoliths. Archean basement granites and gneisses are exposed in anticlinal cores throughout the area.

A hiatus occurred between deposition of the Wilson Island Group and the unconformably overlying Union Island volcanic and sediments. During Union Island time, shallow water sedimentation occurred with the deposition of shales, dolomites, and local basalt flows. Dolomites and sandstones with local basalt and ryholite flows were laid down during the succeeding Sosan times. At the base of the Sosan succession, the Hornby Formation consists of a pebbly gritstone with local conglomerate at the base suggesting an unconformity between Union Island and Sosan sedimentation. In places, the Hornby Formation lies unconformably on Archean granites. Platform and basin facies rocks were deposited during Kohochella and Pethei times, while during the late Aphebian, sandstones, mudstones and evaporate deposits were laid down, along with some basel volcanic flows. During late Aphebian, the entire East Arm area was intruded by sill like intrusions of hornblend-quartz monzonite/hornblende-biotite diorite known as the Caribou Laccoliths.

A major unconformity marks the end of the Aphebian succession. Hemaitisation of the Aphebian and Archean rocks along the unconformity indicates that the paleosurface was weathered before deposition of the Helikian age. There are two major sets of basic dykes intrude the area, the Helikian age MacKenzie and the Aphebian age Simpson Swarms.

All of the rocks in the East Arm area have been folded into a northeasterly trending syncline approximately 180 miles long and 60 miles wide. The fold belt forms a subprovince within the Churchill structural province.

On the northwest side of the East Arm gently south east dipping Aphebian strata unconformably overlie Archean rocks. On the southeast margin, the northeast trending Mcdonald fault separate tightly folded and faulted Archaean, Aphebian, and Helikian rocks from the gneissic rocks.

The East Arm o is a northeast trending Proterozoic fold belt, in which has preserved a 30,000 feet thick sequence of sediments and volcanics. This structural basin is about 180 miles long and 60 miles wide and parallels the boundary between the Slave Province and Churchill Province. (Structurally, the fold belt can be regarded as a grabenized synclinorium that has been upturned at both extremities. It is characterized, throughout its length, by northeast trending subsidiary folds and major faults. The most prominent fault is the McDonald Fault with its associated splays truncating the synclinorium on the southeast.

Stratigraphy and Age

The uranium mineralization, on the Property, is confined to two non-marine formations of the Sosan Group, the basal group of the Great Slave Supergroup. The Sosan Group consists of 4 formations, named in ascending order: Hornby Channel, Duhamel, Kluziai and Akaitcho River.

The Hornby Channel Formation was deposited mainly on Archaean granites and metamorphics and loca1ly on remnants of older Aphebian rocks (Union Island and Wilson Island Groups). It attains a maximum thickness of 3,000 feet to 5,000 feet in the southwest sector of the East Arm on South Simpson Island, and thins to the northeast towards Reliance. It consists mainly of fluviatile sandstones and conglomerates.

The Hornby Channel Formation is overlain by the Duhamel Formation comprising about 1,000 feet of littoral marine dolomite and intercalated clastic rocks. Above the Duhamel is the Kluziai Formation which consists of pink to white, medium grained, even textured, medium bedded, cross bedded fluviatile sandstones with shale partings and conglomerate lenses.

The Kluziai is overlain by red siltstones and orthoquartzites of the Akaitcho River Formation and in the SW half of the East Arm, by the volcanics of the Seton Formation. The Seton is believed to be in part, a lateral equivalent of the Akaitcho River Formation.

The Sosan Group is overlain by the Kahochella Group, a thick sequence of shales.

Structure

The northwest limb, of the East Arm synclinorium, dips gently (less than 20°), whereas the southeast limb is typically folded and faulted. It is characterized especially in the central and eastern parts, by many secondary anticlines and synclines, whose axes parallel the axis of the synclinorium. These folds are usually gently dipping in the northwest limbs and steeply dipping, highly faulted and sometimes overturned in the southeast limbs. It is believed that the folding in the East Arm is related to the uplift and deformation of the Aphebian rocks of the synclinorium during the Hudsonian Orogeny.

Prominent NE trending faults of the MacDonald Fault System transect the rocks of the East Arm. These Faults are related to the younger, Precambrian graben system paralleling the axial trace of the synclinorium. Two phases of movement have been recognized on the NE trending faults. The first phase was primarily dextral transcurrent movement with associated mylonization, brecciation and re-crystallization of the Archaean basement complex. The second phase, which is probably more significant, produced vertical displacements along the old pre-existing faults.

Glossary of Technical Terms

Term	Definition
Aphebian	A time period within the Precambrian era; (between 2.5 and 1.8 billion years ago)
Archean	The period in Earth's history between 2.5 billion years ago and 4.0 billion years ago
Anticlinal	A plane of growth or development at right angles to the nearest surface
Biotite

A widely distributed rock-forming mineral of the mica group. It is generally black, dark brown, or dark green and forms a component of crystalline rocks (either as an original crystal in igneous rocks, or as a product of metamorphic origin in gneisses and schists) or a detrital component of sedimentary rocks.
Fluviatile	Living in rivers
Graben	An elongate crustal block that is relatively depressed (downdropped) between two fault systems.
Geochemical survey	A sampling program focusing on trace elements that are commonly found associated with mineral deposits. Common trace elements for gold are mercury, arsenic, and antimony.
Geologic mapping	The process of mapping geologic formations, associated rock characteristics and structural features.
Geophysical	The study of the earth by quantitative physical methods.
Geophysical survey	The systematic measurement of electrical, gravity, seismic, magnetic, or other properties as a tool to help identify rock type(s), faults, structures and minerals.
Pyroclastic	An adjective used to describe rock materials formed by fragmentation as a result of volcanic action
Metamorphic rock	Re-existing rock that has been physically changed by temperature, pressure, shearing stress, or chemical environment, generally at depth in the Earth’s crust.
Orthoquartzites	Sandstone may be converted to quartzite by precipitation of silica from waters below the Earth's surface; such rocks are called orthoquartzites
Proterozoic	The Proterozoic (also called the Cryptozoic) was an eon in geological time that lasted from 2.5 billion years ago to 540 million years ago. During the Proterozoic Eon, the first multicellular life evolved, including colonial algae, solf-bodied invertebrates, and sponges.
Physiography	Physical geography
Quartz Monzonite	A rock enriched in lighter elements formed when molten rock (magma) cools and solidifies.
Shale	Shale is a fine-grained sedimentary rock whose original constituents were clays or muds. It is characterized by thin laminae breaking with an irregular curving fracture, often splintery, and parallel to the often indistinguishable bedding planes. Non-fissile rocks of similar composition but made of particles smaller than 1/16 mm are mudstones. Rocks with similar particle sizes but with less clay and therefore grittier are siltstones.
Strata	Layers of sediment or layers of sedimentary rock.

Management’s Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source for cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

Our plan of operations for the next twelve months is to continue with the exploration of our Canadian mineral property. Our planned geological exploration programs are described in detail in this Prospectus entitled “Plan of Operation.”

Our planned exploration expenditures for the next twelve months (beginning April 2007) on the Simpson Island Property, together with amounts we expect to spend on administrative costs are summarized as follows:

Description of Expense	Planned Exploration and other Expenditures
Payment to Acquire Simpson Island Property claim	$ 45,125
Acquisition of Mining License	$ 100
Exploration of Simpson Island Property – Stage One	$104,000
Exploration of Simpson Island Property – Stage Two	$252,000
Professional Fees	$ 60,000
Transfer Agent Fees	$ 3,000
Consulting expenses	$ 50,000
General and Administrative Expenses	$ 11,500
Total	$525,725

The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, management fees, investor relations and general office expenses.

We had cash in the amount of $41,497and working capital surplus in the amount of $7,839 as of August 31, 2006. Based on our planned expenditures, as of August 31, 2006, we require a minimum of approximately $484,000 to proceed with our plan of operations over the next twelve months. We anticipate that we will require additional financing in order to pursue our exploration programs beyond the preliminary exploration programs for the mineral property that are outlined above. If we achieve less than the full amount of financing that we require, we will scale back our exploration programs on the mineral property and will proceed with scaled back exploration plans based on our available financial resources.

From the date of this Prospectus for the following 12 months, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration programs. In the absence of such financing, we will not be able to continue exploration of our mineral claims. Even if we are successful in obtaining equity financing to fund our exploration programs, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon the mineral property and our plan of operations.

Our exploration plans will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, the price of uranium and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Results of Operations

Our results of operations are presented below:

	From April 4, 2006	For the three months	From April 4, 2006
	(inception) to	ended August 31,	(inception) to May 31,
	August 31, 2006 ($)	2006 ($)	2006 ($)
	(unaudited)	(unaudited)	(audited)
Revenue	-	-	-
Professional Fees:	30,233	25,425	4,808
General and Administrative	14,774	13,166	1,608
Impairment of mineral property costs	200,000	200,000	-
Mineral property costs	2,392	2,392	-
Total Expense	247,399	240,983	6,416
Net Loss	247,086	240,670	6,416
Loss per common share (basic and assuming dilution)	Nil	(0.01)	Nil

We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of the mineral property.

Our General and Administrative expenses included salaries, marketing and promotion, travel, meals, rent, office maintenance, consulting fees, communication expenses and other office expenses. Professional Fees include audit and legal expenses. Our auditing, accounting and legal fees consisted of our professional fees. According to our mineral purchase agreement dated August 8, 2006, we will pay approximately $45,125 in cash on or before February 1, 2006 and have issued our 2,000,000 common shares with a fair value of $200,000 for completing our obligations.

Liquidity and Capital Resources

As at August 31, 2006 we had cash or cash equivalents of $41,497. We had working capital of $7,839 as of August 31, 2006.

If we do not make the specified annual expenditures, we will not carry out our exploration plans. As of August 31, 2006, we do not have enough money in our bank accounts to cover all of our required payments over the next 24 months on our business plan. We intend to raise this money through private placements but there is no guarantee that we will be successful in this endeavor.

Since our inception on April 4, 2006 to September 28, 2006 we had raised net proceeds of $54,925 from the sale of common stock and stock subscriptions. From April 4, 2006 (date of inception) to August 31, 2006 we used net cash in operations of $18,428 and net cash provided by financing activities was $59,925. During around five months ended August 31, 2006, our monthly cash requirement was approximately $3,686. At the end of the period as at August 31, 2006, we had cash of $41,497. We anticipate that we will require approximately $525,725 over the next 12 months, which means we need to raise at least an additional $484,000. We plan to raise this money through private placements. There is no guarantee that we will be successful in raising any capital. If we fail in raising capital, our business may fail.

Plan of Operations

Based on the historical work done by Vestor Exploration Ltd. and the report of our geologist, we plan to carry out a two stage exploration program. Stage one we plan will consist of re-locating and re-sampling old workings associated with a detailed radiometric survey over known showings. Stage one is expected to cost $104,000. Stage two will consist of 3,500 feet of diamond drilling to test for mineralization at depth and is expected to cost $252,000.

Our plan of operations is to carry out exploration of our mineral property. All of our exploration programs are preliminary in nature in that their completion will not result in a determination that our property contains commercially exploitable quantities of mineralization. Our management estimates that if the mineral property on which we have 100% interest do have commercially exploitable quantities of mineralization, it will cost us more in exploration expenses and take us until the summer of 2008 to make such a determination.

Our exploration programs will be directed by our management and will be supervised by Christopher Robin Relph, our President and Chief Executive Officer. We will engage contractors to carry out our exploration programs under Mr. Relph's supervision. We plan to engage project geologists, geochemical sampling crews and drilling companies, each according the specific exploration programs on our property.

Our stage one will consist of re-sampling and relocating old workings along with a detailed radiometric survey over known showings as follows:

  Relocate and resample the area where the 4.7% U3O8 was taken.
  Relocate and resample the old pits and workings.
  Undertake a detailed prospecting survey on property using modern techniques.
  Undertake a regional reconnaissance prospecting survey and regional sampling of the area.

Once this is complete our stage one, we can undertake a drill program of our stage two to test the deeper part the faults in the area of concentrated uranium mineralization. We plan to solicit bids from drilling companies prior to selecting any drilling company to complete a drilling program. We anticipate paying normal industry rates for reverse-circulation drilling.

This can be undertaken in two separate stages with the first stage costing about $104,000 and the second stage $252,000. Our budgets for our exploration programs are set forth as follows:

Stage 1 Budget

Project manager, 18 days @ $600/day	$10,200
Geologist, 15 days @ $500/day	7,500
2 assistants, 2 x 15 days @ $250/day	7,500
Cook first aid, 15 days @ $300/day	4,500
Geophysical operator 15 days @ $400/day	6,000
Geophysical equipment rental 15 days @ $50/day	750
Camp rental materials and supplies	21,500
Flights for Yellowknife to Site 5x $2750 each trip.	13,750
Food, 80 person-days @ $35	2,800
Assays, 200 31 element ICP @ $25.50	5,100
Assays, 100 pulp+ metallics @ $52.50	5,250
Report Writing	4,500
Miscellaneous supplies	5,000
94,600
10% contingencies	9,460

Phase 1 Total	$104,060

Stage 2 Budget

Stage two will consists of a drilling areas of interest.
Diamond Drilling, 3,500 feet @ $72/foot all-inclusive	$252,000

We anticipate that we can start the stage one on April 2007 and the stage two on August 2007 or Spring 2008. We plan to complete our exploration programs within the periods specified above. Key factors that could delay completion of our exploration programs beyond the projected timeframes include the following.

(a)	Poor availability of drill rigs due to high demand in Canada;
(b)	Delays in obtaining permissions;
(c)	Our inability to identify a joint venture partner and conclude a joint venture agreement where we anticipate a joint venture will be required due to the high costs of a drilling program;
(d)	Adverse weather; and
(e)	Our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;
(b)	increased costs for contract geologists and geochemical sampling crews due to increased demand in Canada; and
(c)	increased drill rig and crew rental costs due to high demand in Canada.

Our Board of Directors will make determinations as whether to proceed with the additional exploration of our Canadian mineral property based on the results of the preliminary exploration that we undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

We may consider entering into joint venture arrangements on our mineral property to provide the required funding to pursue drilling and advanced exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner. The assignment of the interest would be conditional upon contribution by the joint venture partner of capital to enable the advanced exploration on the mineral properties to proceed. We are presently in the process of attempting to locate a joint venture partner for our mineral claims, but we have not concluded any joint venture agreements to date. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims.

We plan to continue exploration of our mineral claims for so long as the results of the geological exploration that we complete indicate the further exploration of our mineral claims is recommended and we are able to obtain the additional financing necessary to enable us to continue exploration. All exploration activities on our mineral claims are presently preliminary exploration activities. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before we are able to complete any feasibility studies on any of our mineral properties. If our exploration activities result in an indication that our mineral claims contain potentially commercial exploitable quantities of uranium, then we would attempt to complete feasibility studies on our property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims would be commercially feasible even if our initial exploration programs show evidence of uranium mineralization.

If we determine not to proceed with further exploration of any of our mineral claims due to results from geological exploration that indicate that further exploration is not recommended or due to our lack of financing, we will attempt to acquire additional interests in new mineral resource properties. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We will require additional financing in order to proceed with the exploration of the mineral property. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations and to fund our working capital deficit. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our consolidated financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Mineral Property Costs

Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. We assess the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. We recognize impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over our estimated fair value.

Financial Instruments

The fair value of financial instruments, which include cash, accrued liabilities and due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to our operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, we do not use derivative instruments to reduce our exposure to foreign currency risk.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our Prospectus has been declared effective by the SEC. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. Spartan Securities Group, Ltd. has agreed to sponsor our securities for quotation on the OTC Bulletin Board. Even though we have located a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of December 11, 2006, there were 46 holders of record of our common stock.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during 2005 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payout(s)

Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
		$	$	$	(#)	(#)	$	$

Robin	2006	1,000	0	0
Relph (1)	(2)

(1)	Robin Relph is our President, Chief Executive Officer and Chief Financial Officer.
(2)	For the period from Inception (April 4, 2006) to May 31, 2006.

Our director did not receive compensation for his service as director during the period from inception (April 4, 2006) to May 31, 2006.

Option Grants in the Last Fiscal Year

We did not grant any stock options to our executive officer during the period from inception (April 4, 2006) to May 31, 2006, and we have not granted any options to date.

Certain Transactions and Related Parties

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Since inception, we have had no changes in or disagreements with our accountants. Our audited financial statements for the fiscal year ended May 31, 2006 have been included in this prospectus in reliance upon Manning Elliott LLP, Chartered Accountants, as experts in accounting and auditing.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Financial Statements

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis. Our audited financial statements for the year ended May 31, 2006 and unaudited financial statements for the period ended August 31, 2006 are followed as pages F-1 through F-9.

Buckingham Exploration Inc.
(An Exploration Stage Company)

August 31, 2006

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Buckingham Exploration Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Buckingham Exploration Inc. (An Exploration Stage Company) as of May 31, 2006, and the related statement of operations, cash flows and stockholders' equity for the year ended May 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Buckingham Exploration Inc. (An Exploration Stage Company) as of May 31, 2006, and the results of its operations and its cash flows for the year ended May 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred an operating loss since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

September 20, 2006

Buckingham Exploration Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

	August 31,	May 31,
	2006	2006
	$	$
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	41,497	13,837
Prepaid expenses	5,000	–
Total Assets	46,497	13,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	34,408	–
Accrued liabilities	–	1,114
Due to related parties (Notes 4(b) and (c))	4,250	6,589
Total Liabilities	38,658	7,703
Stockholders’ Equity
Preferred Stock, 20,000,000 shares authorized, $0.0001 par value,
NIL issued and outstanding	–	–
Common Stock, 80,000,000 shares authorized, $0.0001 par value
24,527,250 and 22,000,000 shares issued and outstanding, respectively	2,453	2,200
Additional Paid-in Capital	252,472	–
Common Stock Subscribed (Note 5)	–	10,350
Deficit Accumulated During the Exploration Stage	(247,086)	(6,416)
Total Stockholders’ Equity	7,839	6,134
Total Liabilities and Stockholders’ Equity	46,497	13,837

(The Accompanying Notes are an Integral Part of These Financial Statements)

Buckingham Exploration Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

	Accumulated		Accumulated
	From	For the	From
	April 4, 2006	three months	April 4, 2006
	(Date of Inception)	Ended	(Date of Inception)
	to August 31,	August 31,	to May 31,
	2006	2006	2006
	$	$	$
	(unaudited)	(unaudited)	(audited)

Revenue	–	–	–

Expenses

General and administrative (Note 4)	14,774	13,166	1,608
Impairment of mineral property costs (Note 3)	200,000	200,000	–
Mineral property costs	2,392	2,392	–
Professional fees	30,233	25,425	4,808

Total Expenses	247,399	240,983	6,416

Other Income

Interest Income	313	313	–

Net Loss	(247,086)	(240,670)	(6,416)

Net Loss Per Share – Basic and Diluted		(0.01)	–

Weighted Average Shares Outstanding		22,350,000	8,351,000

(The Accompanying Notes are an Integral Part of These Financial Statements)

Buckingham Exploration Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

	Accumulated		Accumulated
	From	For the	From
	April 4, 2006	Three months	April 4, 2006
	(Date of Inception)	Ended	(Date of Inception)
	To August 31,	August 31,	to May 31,
	2006	2006	2006
	$	$	$
	(unaudited)	(unaudited)	(audited)

Operating Activities
Net loss	(247,086)	(240,670)	(6,416)

Adjustments to reconcile net loss to net cash used by	200,000	200,000	–
Investing activities:
Impairment of mineral property costs

Changes in operating assets and liabilities
Prepaid expenses	(5,000)	(5,000)	–
Accounts payable and accrued liabilities	34,408	33,294	1,114
Due to related parties	(750)	(2,339)	1,589
Net Cash Provided by Operating Activities	(18,428)	(14,715)	(3,713)
Financing Activities
Advances from related party	5,000	–	5,000
Common stock subscriptions	10,350	–	10,350
Proceeds from the issuance of common stock	44,575	42,375	2,200
Net Cash Provided by Financing Activities	59,925	42,375	17,550
Increase In Cash and Cash Equivalents	41,497	27,660	13,837
Cash and Cash Equivalents - Beginning of Period	–	13,837	–
Cash and Cash Equivalents - End of Period	41,497	41,497	13,837

Non-Cash Investing and Financing Activities:	200,000	200,000	–
Common shares issued for mineral property
acquisition

Supplemental Disclosures
Interest paid	–	–	–
Income tax paid	–	–	–

(The Accompanying Notes are an Integral Part of These Financial Statements)

Buckingham Exploration Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
For the Period from April 4, 2006 (Date of Inception) to August 31, 2006
(Expressed in US dollars)

					Deficit
					Accumulated
			Additional		During the
			Paid-in	Common stock	Exploration
	Shares	Amount	Capital	Subscribed	Stage	Total
	#	$	$	$	$	$

Balance – April 4, 2006
(Date of Inception)	–	–	–	–	–	–

May 8, 2006 – issuance of common
shares for cash at $0.0001 per share	20,000,000	2,000	–	–	–	2,000

May 20, 2006 – issuance of common
shares for cash at $0.0001 per share	1,000,000	100	–	–	–	100

May 26, 2006 – issuance of common
shares for cash at $0.0001 per share	1,000,000	100	–	–	–	100

May 31, 2006 – common shares
subscribed at $0.10 per share	–	–	–	10,350	–	10,350

Net loss	–	–	–	–	(6,416)	(6,416)

Balance – May 31, 2006 (audited)	22,000,000	2,200	–	10,350	(6,416)	6,134

July 1, 2006 – common shares
Issued at $0.10 per share	527,250	53	52,672	(10,350)	–	42,375

August 8, 2006 – common shares
Issued at $0.10 per share	2,000,000	200	199,800			200,000

Net loss	–	–	–	–	(240,670)	(240,670)

Balance – August 31, 2006 (unaudited)	24,527,250	2,453	252,472	–	(247,086)	7,839

(The Accompanying Notes are an Integral Part of These Financial Statements)

Buckingham Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
August 31, 2006

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on April 4, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at August 31, 2006, the Company has accumulated losses of $247,086 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

On October 13, 2006, the Company filed an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 3,047,250 shares of common stock for resale by the Company. The Company will not receive any proceeds from the resale fo common stock by existing shareholders.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is May 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if- converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at August 31, 2006 and May 31, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Buckingham Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
August 31, 2006

2.	Summary of Significant Accounting Policies (continued)

	f)	Mineral Property Costs

The Company has been in the exploration stage since its inception on April 4, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	g)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	h)	Financial Instruments

The fair value of financial instruments, which include cash, prepaid expenses, accounts payable, accrued liabilities and due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	k)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Integration No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Buckingham Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
August 31, 2006

2.	Summary of Significant Accounting Policies (continued)

(k)	Recent Accounting Pronouncements (continued)

In February, 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” and in March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets”, but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company’s operations and financial position have not been disclosed.

(i)	Interim Financial Statements

The interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3.	Mineral Property Costs

On August 8, 2006, the Company acquired a 100% interest in two mineral claims located in the Northwest Territories for consideration of $45,125 and 2,000,000 common shares, with a fair value of $200,000, of the Company to be settled on or before February 1, 2007. The mineral claims are subject to a 2% net smelter return. The Company has the option to acquire up to an additional 1% of the net smelter royalty for proceeds of $902,500 throughout the life of the agreement. As at August 31, 2006, the Company has issued the 2,000,000 common shares but has not paid the $45,125 and, therefore, does not have 100% title of the mineral claims. As it has not been determined whether there are proven or probable reserves on the property, the Company has recognized an impairment loss of $200,000 of mineral property acquisition costs as at August 31, 2006.

4.	Related Party Transactions

a)

During the period ended August 31, 2006, the Company recognized a total of $1,500 (May 31, 2006 - $1,000) for management services at $500 per month provided by the President of the Company, and $750 (May 31, 2006 - $500) for rent at $250 per month provided by Hagensborg Foods Ltd. (“Hagensborg”), a Company with a common director.

b)

At August 31, 2006, the Company is indebted to the President of the Company for $3,000 (May 31, 2006 - $6,089), representing expenses paid on behalf of the Company. This amount is unsecured, non-interest bearing and has no repayment terms.

	c)	At August 31, 2006, the Company is indebted to Hagensborg for $1,250 (May 31, 2006 - $500) for rent expense. This amount is unsecured, non-interest bearing, and has no repayment terms.

5.	Common Stock

a)	On May 8, 2006, the Company issued 20,000,000 shares of common stock at a price of $0.0001 per share to the President of the Company for cash proceeds of $2,000.

b)	On May 20, 2006, the Company issued 1,000,000 shares of common stock at a price of $0.0001 per share for cash proceeds of $100.

c)	On May 26, 2006, the Company issued 1,000,000 shares of common stock at a price of $0.0001 per share for cash proceeds of $100.

d)	At May 31, 2006, the Company received $10,350 for subscriptions of 103,500 shares of common stock which was subsequently issued on July 1, 2006.

e)	On July 1, 2006, the Company issued 527,250 shares of common stock at a price of $0.10 per share for cash proceeds of $52,725.

f)	On August 8, 2006, the Company issued 2,000,000 shares of common stock with a fair value of $200,000 for the acquisition of two mineral property claims in the Northwest Territories, as described in Note 3.

6.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $6,420 which commence expiring in 2026. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Buckingham Exploration Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
August 31, 2006

6.	Income Taxes (continued)

The components of the net deferred tax asset at May 31, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

May 31,
2006
$
Net Operating Losses	6,420
Statutory Tax Rate	35%
Effective Tax Rate	–
Deferred Tax Asset	2,250
Valuation Allowance	(2,250)
Net Deferred Tax Asset	–

Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution, provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act , and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act , and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.